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                                  EXHIBIT 4.1


SECRETARY OF STATE
STATE OF WYOMING
THE CAPITOL
CHEYENNE, WY  82002-0020



                              ARTICLES OF AMENDMENT
                           SOLIGEN TECHNOLOGIES, INC.

      Pursuant to Section 17-16-602 and other provisions of the Wyoming Business Corporation Act ("Act"), the Board of Directors of Soligen Technologies, Inc., a Wyoming corporation by continuation, hereby adopts these Articles of Amendment on behalf of the Corporation, which amendments were duly approved by shareholder action pursuant to the provisions of the Act. The Corporation's Articles of Continuance were filed with the Wyoming Secretary of State on April 13, 1993 ("Articles of Continuance").

      A. The name of the corporation is Soligen Technologies, Inc. (the "Corporation").

      B. Effective as of the date of filing of these Articles of Amendment with the Wyoming Secretary of State, Section 9 of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

            9. (a) The aggregate number of shares or other ownership units which the Corporation has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class is:

            Number of Shares       Class          Par Value per Share

               90,000,000          Common        $0 ("Common Shares")
               10,000,000        Preferred      $0 ("Preferred Shares")

      The Preferred Shares may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to issue the Preferred Shares in one or more series if it so determines, and to give any such series of Preferred Shares a distinguishing designation. The Board of Directors is further hereby authorized to determine, in whole or in part, the preferences, limitations, and relative rights of (a) the Preferred Shares before the issuance of any Preferred Shares, and (b) one or more series of Preferred Shares before the issuance of shares of any such series. All Preferred Shares shall have preferences, limitations and relative rights identical with those of all other Preferred Shares, provided that if the Preferred Shares are issued in one or more series, all shares of a series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other

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      series of the same class. All actions by the Board of Directors of the
      Corporation in such regards shall be by resolutions duly adopted.

      C. The foregoing amendment was duly adopted by the Board of Directors of the Corporation at a meeting held for such purpose on February 26, 1998, and by the shareholders of the Corporation on April 20, 1998 ("Shareholders' Meeting").

      D. As of the date of the Corporation's authorization and execution of these Articles of Amendment, the Corporation had authority to issue, and has actually issued, only the Common Shares, and the total number of Common Shares authorized by the Corporation prior to these Articles of Amendment, is 50,000,000 Common Shares. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group, i.e., the holders of the Common Shares, entitled to vote separately on the foregoing amendment were 32,682,338 Common Shares. The number of votes of each voting group indisputably represented at the Shareholders' Meeting was ______________ Common Shares.

      E. The total number of undisputed votes cast for the foregoing amendment by each voting group, i.e., the holders of the Common Shares, was _______________, which is sufficient for approval by the holders of the Common Shares.

      F. The foregoing amendments do not provide for an exchange, reclassification or cancellation of issued shares.

      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment of the Corporation this _____ day of ______________, 1998.



                                       SOLIGEN TECHNOLOGIES, INC.


                                       By:_______________________________